FORM OF
                         SUPPLEMENT DATED MAY 1, 2002 TO
                        PROSPECTUS DATED MAY 1, 2002 FOR
                         CONSULTANT II VARIABLE ANNUITY
                                FLEXIBLE PREMIUM
                 INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACTS
                     Issued by LINCOLN BENEFIT LIFE COMPANY
        In connection with LINCOLN BENEFIT LIFE VARIABLE ANNUITY ACCOUNT

This supplement supplements certain information contained in the prospectus and supersedes any inconsistent information. You should attach this supplement to the prospectus and retain it with the prospectus for future reference. You may obtain an additional copy of the prospectus, free of charge, by writing or calling Lincoln Benefit Life Company ("Lincoln Benefit") at the address or telephone number set forth below.

The purpose of this supplement is to advise you of the status of the proposed substitution of shares of the Strong Discovery Fund II with shares of the T. Rowe Price Mid-Cap Growth Portfolio (the "Substitution").

On October 19, 2001 Lincoln Benefit filed an application with the Securities and Exchange Commission (the "Commission") requesting an order approving the Substitution. Lincoln Benefit has received the requested order and plans to effect the Substitution in mid-May 2002.

Contract owners will receive a Notice within five (5) days after the Substitution that the Substitution has taken place. For a period of thirty (30) days from the mailing of the Notice, Contract owners may transfer all assets, as substituted, to any other available subaccount without limitation or charge. During the thirty-one (30) day period after the Notice is mailed, we will not exercise our right to impose a transfer fee with respect to transfers involving the assets affected by the Substitution.

Currently, the Strong Discovery Fund II Subaccount is not an available investment option for the allocation of new or additional premiums or for transfers, excepting transactions under one of our automatic transaction programs, such as dollar cost averaging, portfolio rebalancing, and systematic withdrawals. You may not include the Strong Discovery Fund II Subaccount in newly established automatic transaction programs; however, we will continue to effect transactions involving that Subaccount under existing programs until we effect the Substitution. When we effect the Substitution, we will substitute the
T. Rowe Price Mid-Cap Growth Portfolio Fund for the Strong Discovery Fund II for all purposes under your Contract.

Set forth below is updated information relating to the Strong Discovery Fund II:

Add the following to the Portfolio Annual Expenses Table on page 6 of the prospectus:

                                                                                                    Total Portfolio
              Portfolio                  Management Fees     Rule 12b-1 Fees     Other Expenses     Annual Expenses
              ---------                  ---------------     ---------------     --------------     ---------------
Strong Discovery Fund II                      1.00%                N/A                0.24%              1.24%

The foregoing expense information is as of December 31, 2001.

Add the following to the Examples on page 9.

Sub-Account               1Year                  3 Years                 5 Years                10 Years
Strong Discovery Fund II  $27                    $84                     $144                   $305

Add the following to the table of Portfolio descriptions, which begins on page 19 of the prospectus:

Portfolio                                Portfolio Objective                    Investment Adviser
---------                                -------------------                    ------------------
Strong Variable Insurance Funds, Inc.
Discovery Fund II                        Capital growth                         Strong Capital Management, Inc.

You may obtain a prospectus by writing or calling Lincoln Benefit at the address or telephone number set out below.

                          Lincoln Benefit Life Company
             Street Address: 2940 South 84th St., Lincoln, NE 68506
            Mailing Address: P. O. Box 82532, Lincoln, NE 68501-2532
                        Telephone Number: 1-800-525-9287